Exhibit 10.11

SAPPHIRE INDUSTRIALS CORP.

January 17, 2008

Lazard Funding Limited LLC

30 Rockefeller Plaza

62nd Floor

New York, New York 10020

Ladies and Gentlemen:

This letter sets forth the agreement (the “Agreement”) between Sapphire Industrials Corp., a Delaware Corporation (the “Company”), and Lazard Funding Limited LLC, a Delaware limited liability company (“Lazard”), in connection with the services to be provided by Lazard. The Company expects to complete an offering of units (the “Offering”) to be listed on the American Stock Exchange (“Amex”). This letter will confirm our agreement that, commencing on the date upon which the units issued in the Offering are admitted to trading on Amex (the “Admission Date”) and continuing until the earlier of the consummation by the Company of a Business Combination (as described in the final prospectus (the “Prospectus”) contained in a registration statement on Form S-1 relating to the Offering (File No. 333-146620)) and the Company’s liquidation (the “Termination Date”), Lazard shall:

(i) provide administrative services as may be required by the Company from time to time, including the administration of the Company’s day-to-day activities;

(ii) provide office space, including a conference room in New York City, to the Company for use by the Company’s employees and service providers for purposes of conducting the Company’s business;

(iii) perform accounting and controller-related services for the Company, including correspondence with the Company’s auditors;

(iv) make available the services of such employees of Lazard as may be agreed between the parties hereto from time to time (collectively, the “Approved Employees”), including to assist in sourcing acquisition candidates; provided that Lazard shall have no liability to the Company for the acts and/or omissions of the Approved Employees while performing such services and Lazard shall not be regarded as having provided any service performed by the Approved Employees for the Company (including, but not limited to, the giving of investment advice); and

(v) provide investment advisory services to the Company, including, without limitation:

(a) financial advice and services in connection with public or private equity and debt financing;

(b) corporate planning and corporate development advice and services;

(c) public relations and press relations advice and services; and

(d) such other advice and services necessitated by the ordinary course of the Company’s business, as the Company may reasonably request from time to time.

In exchange therefor, the Company shall pay Lazard the sum of $15,000 per month, commencing on the Admission Date and continuing monthly thereafter until the Termination Date. In addition, the Company undertakes to reimburse Lazard, monthly in arrears, all out-of-pocket expenses incurred by Lazard in performing these services. Such reimbursement payments will be subject to review and approval by the Company’s audit committee to the extent in excess of $300,000 in the aggregate in any fiscal quarter.

The Company and Lazard accept and acknowledge that the Approved Employees may act in circumstances which are in the interests of one of the parties hereto but not the other (a “Conflict Situation”) and agree that neither the Company nor Lazard shall have any liability to the other in respect of any act or omission taken by the Approved Employees in a Conflict Situation and further agree, for the benefit of the Approved Employees, that the Approved Employees shall have no liability to either the Company or Lazard in respect of any such act or omission which is not in the interests of that one of the parties hereto (except where such Approved Employee acts fraudulently).

The Company acknowledges that the Approved Employees have obligations and duties to perform in their capacity as employees of Lazard (or one or more of its affiliates) and that Lazard makes no guarantee that any of the Approved Employees will devote any amount of time to the affairs of the Company.

In the event that any of the Approved Employees ceases to be an employee of Lazard (or its affiliates), Lazard shall no longer be required to make the services of such person available to the Company, but shall use its reasonable efforts to provide the services of another employee of Lazard (or its affiliates) having similar experience and skills to the extent Lazard then has such an employee.

Lazard acknowledges that it has read the Prospectus and understands that the Company has established a trust fund (the “Trust Fund”) with the net proceeds of the Offering (excluding $125,000 to fund expenses incurred by the Company) and the insider private placement of insider warrants for the benefit of the public stockholders and that the Company may disburse monies from the Trust Fund only (i) to the Company up to an aggregate of $6,000,000 to fund expenses related to investigating and selecting a target business or businesses and other working capital requirements, (ii) to the Company any amounts it may need to pay its income or other tax obligations, (iii) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company, (iv) to Lazard in the event of the liquidation of the Company to the extent Lazard purchased the 5,000,000 units reserved for it in the Offering or up to $37,500,000 of the Company’s common stock in the open market, (v) to the Company after it consummates an initial Business Combination as described in the Prospectus or (vi) to Citigroup Global Markets Inc. an aggregate of $27,750,000 (or $32,190,000 if the underwriter’s over-allotment option is exercised in full), for deferred underwriting discounts and commissions after the Company consummates an initial Business Combination as described in the Prospectus. For and in consideration of the Company agreeing to this agreement, Lazard hereby agrees that, other than as set forth in clause (iv) of this paragraph, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund (each a “Claim”), and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Fund for any reason whatsoever.

Very truly yours,

SAPPHIRE INDUSTRIALS CORP.

By:	/s/ Donald G. Drapkin
Name:	Donald G. Drapkin
Title:	Chief Executive Officer and President

AGREED TO AND ACCEPTED BY:

Lazard Funding Limited LLC

By:	/s/ Michael J. Castellano
Name:	Michael J. Castellano
Title:	Chief Financial Officer